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PROSPECTUS DATED DECEMBER 17, 1998                      PRICING SUPPLEMENT NO. 8
PROSPECTUS SUPPLEMENT                                   DATED AUGUST 30, 2001 TO
DATED AUGUST 15, 2000                   REGISTRATION STATEMENT NO. 333-68283 AND
                                         REGISTRATION STATEMENT NO. 333-68283-01
                                                FILED PURSUANT TO RULE 424(b)(3)



                               AMB PROPERTY, L.P.

                                MEDIUM-TERM NOTE
                                  (FIXED RATE)

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PRINCIPAL AMOUNT:  $25,000,000

PRICE TO PUBLIC:  100%

AGENT'S DISCOUNT OR COMMISSION:  0.625% ($156,250)

NET PROCEEDS TO US:  99.375% ($24,843,750)

INTEREST RATE:  6.75%

MATURITY DATE:  September 6, 2011

ORIGINAL ISSUE DATE:  September 6, 2001

TRADE DATE:  August 30, 2001

EXCHANGE RATE AGENT:
     |X|  State Street Bank and Trust Company of California, N.A.
     | |  Other

INTEREST PAYMENT DATES:  June 30 and December 30, commencing December 30, 2001

REGULAR RECORD DATES:  June 15 and December 15, commencing December 15, 2001

SPECIFIED CURRENCY:
     |X|  United States Dollars
     | |  EURO
     | |  Composite Currency:
     | |  Other:                 Principal Financial Center:

AUTHORIZED DENOMINATION:
     |X|  $1,000 or integral multiples thereof
     | |  Other

REDEMPTION:
     |X|  The Note cannot be redeemed prior to maturity
     | | The Note may be redeemed at the option of the Operating Partnership prior to maturity
              Redemption Commencement Date:
              Initial Redemption Percentage:
              Annual Redemption Percentage Reduction:

REPAYMENT:
     |X|  The Note cannot be repaid prior to maturity
     | | The Note may be repaid prior to maturity at the option of the Holder of the Note
              Optional Repayment Date(s):
              Repayment Price:


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DISCOUNT NOTES:     | |  Yes      |X|  No
     Issue Price:
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

FORM:     |X|  Book-Entry     | |  Certificated

AGENT:
     | |  Morgan Stanley Dean Witter
     | |  Banc of America Securities LLC
     | |  Banc One Capital Markets, Inc.
     | |  Chase Securities Inc.
     | |  Merrill Lynch & Co.
     | |  J.P. Morgan Securities Inc.
     | |  Salomon Smith Barney
     |X|  Lehman Brothers Inc.

AGENT'S CAPACITY:      | |  Agent    |X|  Principal

ADDENDUM ATTACHED:     | |  Yes      |X|  No

OTHER/ADDITIONAL PROVISIONS: The notes will initially be limited to $25,000,000 in aggregate principal amount. We may, without the consent of existing noteholders, create and issue additional notes with the same terms as the notes issued hereunder so that the additional notes will be consolidated and form a single series with this initial issuance of notes.







         Under recently enacted legislation, certain tax rates discussed under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement have been or will be reduced, including the maximum federal income tax rate applicable to individual United States holders, as well as the applicable backup withholding tax rate.




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